COOPER TIRE & RUBBER COMPANY	NEWS RELEASE
701 Lima Ave. • Findlay, OH 45840

(419) 423-1321 • wwwcoopertire.com

[COOPER TIRE & RUBBER COMPANY LOGO]

COMMUNICATIONS

COMPANY CONTACT:	Roger S. Hendriksen	FOR IMMEDIATE RELEASE

	(419) 427-4768	April 7, 2005

Cooper Tire & Rubber Company Announces
Tentative Agreement with Union

Findlay, Ohio, April 7, 2005 — Cooper Tire & Rubber Company (NYSE:CTB) today announced that it has reached a tentative contract agreement with United Steelworkers of America Local 752l. The company anticipates that the proposed contract will be brought to the union membership for a vote on Sunday, April 10, 2005. If the new contract is accepted by the vote, the union membership would return to work in Cooper’s Texarkana, Ark., tire manufacturing facility on Monday, April 11.

Production at the Texarkana facility was halted at midnight on March 12, 2005, as a result of the dispute with the union. The company estimates that the negative financial impact of the strike during the first quarter ended March 31, 2005, was in the range of 5 to 7 cents per share.

The Texarkana facility employs approximately 1,700 production people and produces approximately 40,000 tires per day at capacity.

Company Description

Cooper Tire & Rubber Company is a global company specializing in the design, manufacture and sales of passenger car, light truck, medium truck, motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com